EXHIBIT 10.2

311 W. SUPERIOR CHICAGO, ILLINOIS

OFFICE BUILDING LEASE

TENANT:

Cardio Diagnostics, Inc.

(continued on the next page)

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ATTACHMENTS

Exhibit A - Additional Provisions Exhibit B - Legal Description of Project Exhibit C - Intentionally Omitted

Exhibit D- Floor Plan Showing the Premises Exhibit E - Base Rent Schedule

Exhibit F - Intentionally Omitted Exhibit G - Commencement Letter

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311 W. SUPERIOR CHICAGO, ILLINOIS

OFFICE BUILDING LEASE

This LEASE AGREEMENT (“Lease”) is made and entered into as of this15th day of June, 2023 (“Effective Date”) by and between 311 W. SUPERIOR, L.L.C., an Illinois limited liability company (“Landlord”), and CARDIO DIAGNOSTICS HOLDINGS, INC., a Delaware Corporation (“Tenant”).

1.	Lease of Premises.

In consideration of the Rent, as defined at Section 5.3(d), and the provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises shown on the floor plan attached hereto as Exhibit D, and further described at Section 2U). The Premises are located within the Building described in Section 2(k). Tenant shall have the nonexclusive right (unless otherwise provided herein) in common with Landlord, other tenants, subtenants, and invitees, to use of the Common Areas, as defined at Section 2(d).

2.	Definitions.

As used in this Lease, the following terms shall have the following meanings:

(a)	Base Rent: See Base Rent Schedule attached hereto as Exhibit E.

(b)	Base Year: 2024

(c)	Broker(s): For Landlord: Matt Alexander, Spectrum Real Estate Properties, Inc. For Tenant: Mr. Brandon Green, CBRE

(d)	Commencement Date: The later of August 1, 2023, or upon substantial completion of Landlord’s work.

(e)	Pre-Term Possession: Tenant’s vendors shall be able to occupy the Premises at no cost thirty (30) days prior to completion of Landlords Work, for installation of Tenant’s Personal IT, signage, and additional furniture. Tenant’s vendors shall coordinate with Landlord prior to occupancy and will schedule accordingly as to not interfere with construction of the Premises. Upon Landlord’s substantial completion of the Premises, any occupancy by Tenant prior to the Lease Commencement Date shall be at no cost to Tenant and shall be considered beneficial occupancy.

(f)	Common Areas: The building lobbies, common corridors and hallways, restrooms, stairways, elevators, and other areas designated by Landlord as public or common areas. Landlord shall have the right to regulate or restrict the use of the Common Areas.

(g)	Expiration Date: November 30, 2026, or as adjusted in accordance with Section 4 (b); or unless otherwise terminated sooner in accordance with the provisions of this Lease.

(h)	Landlord’s Mailing Address: 351 W. Hubbard, Suite 610, Chicago, Illinois 60654. Tenant’s Mailing Address: 311 W. Superior, Suite 444, Chicago, Illinois 60654.

(i)	Monthly Installments of Base Rent: See Base Rent Schedule attached hereto as Exhibit E.

(j)	Premises: That portion of the Building containing 4,973 square feet of Rentable Area, shown on Exhibit D, located on the 4th floor of the Building and known as Suite 444.

(k)	Project: The building of which the Premises are a part (the “Building’’) and any other buildings or improvements on the real property (the “Property”) located at 311 W. Superior, Chicago, Illinois, and further described on Exhibit B.

(I)	Rentable Area: As to both the Premises and the Project, the respective measurements of floor area as may from time to time be subject to adjustment by Landlord, provided that it is applicable to Tenant and all tenants of the Project, respectively, as determined by Landlord and applied on a consistent basis throughout the Project. There is an eighteen percent (18%) “add-on” factor to Tenant’s usable square footage.

(m)	Security Deposit (Section 7): $12,849.50

(n)	Furniture: Landlord shall provide Tenant use of existing workstations, chairs, desks, conference table and all other FF&E within the Premises throughout the Lease Term, at no charge on an “as is where is” basis. Furniture remains sole property of Landlord and will return to Landlord’s inventory upon the expiration of the lease.

(o)	State: Illinois.

(p)	Tenant’s Proportionate Share: 5.45%. Such share is a fraction, the numerator of which is the Rentable Area of the Premises, and the denominator of which is the Rentable Area of the Project, as determined by Landlord from time to time. The Project currently consists of one building(s) containing a total Rentable Area of91,304 square feet.

(q)	Tenant’s Use Clause (Section 8): General office use and no other use or purpose including but not limited to general business events, meetings and gatherings usual and customary to Tenant’s business.

(r)	Term: The period of forty (40) months commencing on the Commencement Date and expiring at midnight on the Expiration Date.

(s)	Lease Year: The twelve (12)-month period commencing on the Commencement Date and expiring on the first anniversary thereof and each subsequent twelve (12)-month period during the Term.

(t)	Guarantor: None.

3.	Exhibits and Addenda. The exhibits listed below are incorporated by reference in this Lease

Exhibit A - Additional Provisions

Exhibit B - Legal Description of Project

Exhibit C - Intentionally Omitted

Exhibit D - Floor Plan Showing the Premises

Exhibit E - Base Rent Schedule

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Exhibit F - Intentionally Omitted

Exhibit G - Commencement Letter

4.	Lease Grant/ Possession.

(a) Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises on an “as is” basis (except as otherwise expressly set forth herein), together with the right, in common with others, to use the Common Areas. By taking possession of the Premises, Tenant is deemed to have accepted the Premises and agreed that the Premises is in good order and satisfactory condition, with no representation or warranty by Landlord as to the condition of the Premises or the Building or suitability thereof for Tenant’s use.

(b) If the Commencement Date as set forth in Section 2(c) is a specified date, the Commencement Date shall be postponed until the date Landlord delivers possession of the Premises to Tenant, and the Expiration Date shall correspondingly be postponed on a per diem basis.

5.	Rent.

5.1. Payment of Base Rent. Tenant agrees to pay the Base Rent for the Premises in accordance with those monthly installments specified on the Base Rent Schedule attached hereto as Exhibit E. Monthly Installments of Base Rent shall be payable in advance on the first day of each calendar month of the Term in the amount specified on the Base Rent Schedule for that particular month. If the Term begins (or ends) on other than the first (or last) day of a calendar month, the Base Rent for the partial month shall be prorated on a per diem basis. Tenant shall pay Landlord the first Monthly Installment of Base Rent when Tenant executes the Lease.

5.1.	Project Operating Costs.

(a) In addition to its obligation to pay Monthly Installments of Base Rent, Tenant shall also be obligated to pay, as Additional Rent for each Lease Year Tenant’s Proportionate Share of Project Operating Costs (defined below) to the extent such costs exceed Project Operating Costs for the Base Year. The Additional Rent payable hereunder for the years in which the Term begins and ends shall be prorated to correspond to that portion of the applicable calendar year occurring within the term of this Lease.

(b) The term “Project Operating Costs” shall include all those items described in the following Sections S.2(b)(i) and (ii).

(i) All federal, state, county, and local governmental taxes, assessments, water and sewer charges and other similar governmental charges of every kind or nature (collectively, “Taxes”), which Landlord shall pay, or become obligated to pay, because of, in connection with the ownership, management, control or operation of the Building, Property, or of the personal property, fixtures, machinery, equipment, systems and apparatus located therein or used in connection therewith, including, without limitation (i) real property taxes or assessments levied or assessed against the Building, (ii) any expenses (including, but not limited to, legal fees) incurred by Landlord in any contest of real estate taxes or assessments or the assessed value of the Building, Property, however, there shall be no attorneys’ fees charged if there are no savings in excess of all fees, legal fees and costs expended, (iii) assessments or charges levied or assessed against the Building by any redevelopment agency, and (iv) any tax measured by gross rentals received from the leasing of the Premises, or Building, excluding any net income, franchise, capital stock, estate or inheritance taxes imposed by the State or federal government or their agencies, branches or departments; provided

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that if, at any time during the Term, any governmental entity levies, assesses or imposes on Landlord any (1) general or special, ad valorem or specific, excise, capital levy or other tax, assessment, levy or charge directly on the Rent received under this Lease or on the rent received under any other leases of space in the Building, or (2) any license fee, excise or franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rent, or (3) any transfer, transaction, or similar tax, assessment, levy or charge based directly or indirectly upon the transaction represented by this Lease or such other leases of space in the Building, or (4) any occupancy, use, per capita or other tax, assessment, levy or charge based directly or indirectly upon the use or occupancy of the Premises or other leased premises within the Building, then any and all of such taxes, assessments, levies and charges shall be deemed to be included in the term Project Operating Costs. For purposes hereof, Taxes for any year shall be Taxes which are due for payment or paid in that year, rather than Taxes which are assessed or become a lien during such year. If, at any time during the Term, the assessed valuation of, or taxes on, the Project are not based on a completed Project having at least eighty-five percent (85%) of the Rentable Area in the Building occupied, then the “Taxes” component of Project Operating Costs shall be adjusted by Landlord to reasonably approximate the taxes which would have been payable if the Project were completed and at least eighty-five percent (85%) of the Rentable Area in the Building occupied. However, the taxes assessed shall be the lesser of the actual taxes assessed and the adjustment as made by the Landlord above. Notwithstanding anything in this Section 5.2(b)(i) to the contrary, Tenant shall not be obligated to pay any State, Federal or local income tax or similar tax imposed on or due by the Landlord.

(ii) Operating costs incurred by Landlord in maintaining and operating the Building, including without limitation the following: costs of(!) utilities; (2) supplies; (3) insurance (including, but not limited to, public liability, property damage, earthquake, and fire and extended coverage insurance for the full replacement cost of the Building) as required by Landlord or its lenders for the Project; (4) services of independent contractors; (5) compensation (including employment taxes and fringe benefits) of all persons who perform duties connected with the operation, maintenance, repair or overhaul of the Building, and equipment, improvements and facilities located within the Building, including, without limitation, engineers, janitors, painters, floor waxers, window washers, security and parking personnel and gardeners (but excluding persons performing services not uniformly available to or performed for substantially all Building tenants); (6) operation and maintenance of a room for delivery and distribution of mail to tenants of the Building as required by the U.S. Postal Service (including, without limitation, an amount equal to the fair market rental value of the mail room premises); (7) management of the Building, whether managed by Landlord or an independent contractor (including, without limitation, an amount equal to the fair market rental value of any on-site manager’s office); (8) rental expenses for (or a reasonable depreciation allowance on) personal property used in the maintenance, operation or repair of the Building; (9) costs, expenditures or charges (whether capitalized or not) due to requirements of any governmental or quasi governmental authority; (10) amortization of capital expenses (including financing costs) (i) required by a governmental entity for energy conservation or life safety purposes, or (ii) made by Landlord with the reasonable intent to reduce Project Operating Costs; (11) legal, accounting and other professional fees incurred in connection with the operation, maintenance and management of the Building; and (12) any other costs or expenses incurred by Landlord under this Lease or with respect to the Building and not otherwise reimbursed by specific tenants of the Building, which are properly allocable to the operation and maintenance of the Building in accordance with generally accepted accounting principles. The Expenses shall be adjusted to equal Landlord’s reasonable estimate of Expenses had the total Building been occupied and had the total Building been furnished all services. Notwithstanding anything contained herein, “Operating Costs” may include at Landlord’s discretion, a pro rata share of Landlord’s on-site and off-site personnel based on a reasonable allocation as pro-rated between similar type buildings Landlord, or its principals, may own from time to time, consistently applied.

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5.2.	Estimated Payments and Operating Statements.

(a) Estimated Payments. Landlord or its agent shall furnish to Tenant, prior to the Commencement Date and prior to the commencement of each calendar year after the Base Year, a written statement setting forth Landlord’s estimate of Tenant’s Proportionate Share of the Project Operating Costs (the “Estimated Operating Statement”) for such ensuing calendar year. Tenant shall pay to Landlord, on the first day of each month, as Additional Rent, an amount equal to one twelfth ( l/ 12) of Landlord’s estimate of Tenant’s Proportionate Share of such Project Operating Costs. If, however, Landlord shall fail to furnish any such Estimated Operating Statement subsequent to the commencement of any calendar year during the term of this Lease, then until the first day of the month following the month in which such Estimated Operating Statement is furnished to Tenant, Tenant shall pay to Landlord, on the first day of each month, an amount equal to the monthly installment of estimated Project Operating Costs payable under this section with respect to the last month of the immediately preceding calendar year. Upon furnishing such Estimated Operating Statement to Tenant, Landlord shall give notice to Tenant stating whether the monthly installments of Project Operating Costs which Tenant has paid to date during the current calendar year are more or less than the estimated sums which Tenant should have been paying to Landlord for the current calendar year, based on that Estimated Operating Statement. In the event there is a deficiency with respect to the estimated amounts paid by Tenant to date in the current calendar year, Tenant shall pay the amount of such deficiency within thirty (30) days after demand therefor; in the event there shall have been an overpayment, Landlord shall permit Tenant to credit the amount thereof against the subsequent payments of Additional Rent next due during the calendar year in which Landlord notifies Tenant of such overpayment. If there shall be any increase or decrease in the estimated Project Operating Costs for any Lease Year, whether during or after such year, Landlord may furnish to Tenant a revised interim Estimated Operating Statement and the Additional Rent shall be adjusted and paid, or refunded by way of credits against future payments, as the case may be, or Landlord may wait and make such adjustments as per subparagraph (b) below. Notwithstanding the foregoing, Landlord may adjust its estimate for Taxes at such time as actual tax bills become available, but no more frequently than once per year.

(b) Operating Statement. Within ninety (90) days after the end of each calendar year, or as soon thereafter as possible, Landlord shall furnish to Tenant a statement pertaining to the actual payments made by Landlord for Project Operating Costs for that immediately preceding year (the “Operating Statement”). If the Operating Statement shows that the sums paid by Tenant, pursuant to the Estimated Operating Statement, or any revision thereof, exceed Tenant’s Proportionate Share of the actual Project Operating Costs for the calendar year in question, Landlord shall permit Tenant to credit the amount of such excess in installments, against the subsequent payments of Additional Rent next due during the remainder of the calendar year in which such Operating Statement is furnished pursuant to this section; and if such Operating Statement shows that the aggregate amount of the estimated sums paid by Tenant were less than the Tenant’s Proportionate Share of the actual Project Operating Costs, Tenant shall pay the amount of such deficiency within thirty (30) days after demand therefor. Failure of Landlord to submit the written Operating Statement referred to herein shall not constitute a waiver of any rights of Landlord, but no more frequently than once per year.

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(c) Disputes. Each Operating Statement given by Landlord shall be conclusive and binding upon Tenant, unless within thirty (30) days after the receipt thereof, Tenant shall notify Landlord that Tenant disputes Project Operating Costs for the year covered by such Operating Statement, specifying the particular respects in which the Operating Statement is claimed to be incorrect. Notwithstanding any such notice disputing the Operating Statement, any amount due to Landlord, as shown on any such Operating Statement, shall be paid by Tenant within thirty (30) days after Landlord’s demand, as provided above, but without prejudice to any such written objection. Tenant or its authorized representative shall have the right to examine Landlord’s books and records with respect to the Project Operating Costs for the year of such Operating Statement during normal business hours and upon reasonable notice at any time within forty-five (45) days following submission of the Operating Statement by Landlord. If, within twenty-one (21) days after Landlord’s receipt of Tenant’s notification of dispute of the Project Operating Costs for the year of such Operating Statement, Landlord and Tenant fail to agree, in writing, upon the actual amount of Project Operating Costs and Tenant’s Proportionate Share thereof, then Landlord and Tenant shall jointly select an independent, certified public accountant, licensed in the State of Illinois, who shall prepare a report addressing the objections raised by Tenant. The fees and costs of said accountant shall be paid one-half(l/2) by Landlord and one-half(l/2) by Tenant, and the determination of said accountant shall be conclusive and binding on Landlord and Tenant. Any sums owed by Landlord to Tenant based on the accountant’s report shall be paid to Tenant in the form of a credit against those subsequent payments of Additional Rent next due during the remainder of the calendar year in which the determination of such overpayment is made. Notwithstanding anything herein to the contrary, Tenant shall not be permitted to dispute any Project Operating Costs for any Lease Year in which Landlord makes no claim for Additional Rent from Tenant with respect to Project Operating Costs.

(d) Definition of Rent. All costs and expenses which Tenant assumes or agrees to pay to Landlord under this Lease (except with respect to Base Rent) shall be deemed “Additional Rent” (which, together with the Base Rent, is sometimes referred to as the ‘·Rent”). The Rent shall be paid to the Building manager (or other person) and at such place, as Landlord may from time to time designate in writing, without any prior demand therefor and without deduction or offset, in lawful money of the United States of America.

(e) Rent Control. If the amount of Rent or any other payment due under this Lease violates the terms of any governmental restrictions on such Rent or payment, then the Rent or payment due during the period of such restrictions shall be the maximum amount allowable under those restrictions. Upon termination of the restrictions, Landlord shall, to the extent it is legally permitted, recover from Tenant the difference between the amounts received during the period of the restrictions and the amounts Landlord would have received had there been no restrictions.

(f) Taxes Payable by Tenant. In addition to the Rent and any other charges to be paid by Tenant hereunder, Tenant shall reimburse Landlord upon demand for any and all taxes payable by Landlord (other than net income taxes) which are not otherwise reimbursable under this Lease, whether or not now customary or within the contemplation of the parties, where such taxes are upon, measured by or reasonably attributable to (i) the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, other than the Work, regardless of whether title to such improvements is held by Tenant or Landlord; (ii) the gross or net Rent payable under this Lease, including, without limitation, any rental or gross receipts tax levied by any taxing authority with respect to the receipt of the Rent hereunder; (iii) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or {iv) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. If it becomes unlawful for Tenant to reimburse Landlord for any costs as required under this Lease, the Base Rent shall be revised to net Landlord the same net Rent after imposition of any tax or other charge upon Landlord as would have been payable to Landlord but for the reimbursement being unlawful.

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6.	Interest and Late Charges.

If Tenant fails to pay when due any Rent or other amounts or charges which Tenant is obligated to pay under the terms of this Lease, the unpaid amounts shall bear interest at lesser of (i) two percent (2%) in excess of the ·’prime” or “reference” or “base” rate of interest announced as such, from time to time, by the JP Morgan Chase (“Prime”) and (ii) the maximum rate then allowed by law. Tenant acknowledges that the late payment of any Monthly Installment of Base Rent will cause Landlord to lose the use of that money and incur costs and expenses not contemplated under this Lease, including, without limitation, administrative and collection costs and processing and accounting expenses, the exact amount of which is extremely difficult to ascertain. Therefore, in addition to interest (as described above in this Section 6), if any such installment is not received by Landlord within five (5) days from the date it is due, Tenant shall pay Landlord a late charge equal to ten percent ( I 0%) of such delinquent installment. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the loss suffered from such nonpayment by Tenant. Acceptance of any interest or late charge shall not constitute a waiver of Tenant’s default with respect to such nonpayment by Tenant nor prevent Landlord from exercising any other rights or remedies available to Landlord under this Lease.

7.	Security Deposit.

(a) Tenant agrees to deposit with Landlord the Security Deposit in the form of cash, the amount as set forth at Section 2(k) above upon execution of this Lease, as security for Tenant’s faithful performance of its obligations under this Lease. Landlord and Tenant agree that the Security Deposit may be commingled with funds of Landlord and Landlord shall have no obligation or liability for payment of interest on such deposit. Tenant shall not mortgage, assign, transfer or encumber the Security Deposit without the prior written consent of Landlord (which may be withheld in Landlord’s sole discretion), and any attempt by Tenant to do so shall be void, without force or effect and shall not be binding upon Landlord.

(b) If Tenant fails to pay any Rent or other amount when due and payable under this Lease, or fails to perform any of the terms hereof, Landlord may appropriate and apply or use all or any portion of the Security Deposit for Rent payments or any other amount then due and unpaid; for Payment of any amount for which Landlord has become obligated as a result of Tenant’s default or breach; and for any loss or damage sustained by Landlord as a result of Tenant’s default or breach; and Landlord may so apply or use this Security Deposit without prejudice to any other remedy Landlord may have by reason of Tenant’s default or breach. If Landlord so uses any of the Security Deposit, Tenant shall, within ten (10) business days after written demand therefor, restore the Security Deposit to the full amount originally deposited. Tenant’s failure to do so shall constitute an act of default hereunder and Landlord shall have the right to exercise any remedy provided for at Section 26 hereof. Within thirty (30) days after the Term (or any extension thereof) has expired or Tenant has vacated the Premises, whichever shall last occur, and provided Tenant is not then in default on any of its obligations hereunder, Landlord shall return the Security Deposit (less any damage fee or other offset as provided herein this Lease) to Tenant, or, if Landlord has permitted Tenant to assign its interest under this Lease, to the last assignee of Tenant. If Landlord sells its interest in the Premises, Landlord may deliver this Security Deposit to the purchaser of Landlord’s interest and thereupon be relieved of any further liability or obligation with respect to the Security Deposit.

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8.	Option to Renew.

Tenant shall have one (1) option to renew and extend this Lease each for an additional three (3) year term on the same covenants, terms and conditions as stated in this Lease provided that: (1) at the time of the exercise of such right and at the time the extension Term begins, Tenant shall not be in default in the performance of any of the covenants, terms and conditions contained in this Lease; (b) that this Lease shall not have been terminated during the initial Term or any additional extension of the Term and shall be in full force and effect at the date of such exercise of the option to renew and at the date the extension Term begins; (c) that such extension shall not be effective as to any portions of the Premises that are subleased at any time between the date of exercise of such right and the date the extension Term begins; and (d) that each renewal period shall be on the same terms, covenants and conditions contained in this Lease except that the Base Rent for each extension Term shall be the last year of the initial or first renewal Term’s Base Rent, as applicable, plus three percent (3%) and three percent (3%) additional each year thereafter. Tenant shall exercise its rights of renewal for each extension of the Term granted hereby only in the following manner: at any time after the Commencement Date of this Lease, but not later than six (6) months prior to the end of the then-current Term. Tenant shall notify Landlord in writing of its election to exercise the right to renew the Term of this Lease for one or more additional periods. If Tenant fails to timely notify Landlord in writing, Tenant shall be deemed to have waived its Option to Renew.

9.	Option to Expand/Relocate.

In the event that Tenant desires to expand during the Lease Term, Landlord shall provide to Tenant an Option to Expand and relocate to office space that is currently available within Landlord’s office portfolio (“Expansion Premises”). The Expansion Premises will be delivered to Tenant on an ‘as is-where is” basis and; must be a minimum of 2,000 rentable square feet or greater than the current Premises and; the lease term for the Expansion Premises must be a minimum of three (3) years or greater. The effective date (the “New Commencement Date”) shall commence upon Landlord’s notice to Tenant that the Expansion Premises are ready for Tenant’s occupancy. If Tenant exercises its Option to Expand pursuant to this Section 9 and the New Commencement Date of such leasing of additional space is (a) within three hundred sixty-five (365) days of the Commencement Date, all terms and conditions of this Lease (including Base Rent per square foot and Base Year) shall apply to the Expansion Premises (with exception of350 N. LaSalle and 414 N. Orleans which would be offered at fair market rates); or (b) three hundred sixty-five (365) days or more after the Commencement Date, all terms and conditions of this Lease shall apply with the exception of rent, and concession which will be offered to Tenant at the greater of the current Lease rate or the fair market rate. Upon execution of an Expansion Premises Amendment to Lease, Tenant shall immediately pay to Landlord the unamortized construction cost for the current Premises calculated at a rate of 10% as of the New Commencement Date. Commissions for the Expansion Premises will only be payable on new lease term beyond the current Expiration Date. Exercising the Option to Expand does not release Tenant from its current obligations to the Lease should Tenant decide not to proceed with the Expansion Premises.

10.	Signage.

Tenant shall be provided, free of charge, initial building standard signage on the Building directory and the suite entrance.

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11.	Storage.

Tenant shall have use of an approximately l0 x l 0 square foot storage room adjacent to Suite 444 at no additional cost throughout the term of the Lease.

12.	Restoration.

Tenant shall have no restoration obligations upon the expiration or earlier termination of the Lease.

13.	Parking.

Monthly, daily, and hourly parking is available at prevailing rates at the surface parking lots located to the North and South of the Building. Landlord owned lots are currently full, but Tenant will be added to waiting list.

14.	Tenant’s Use of the Premises.

Tenant shall use the Premises solely for the purposes set forth in Tenant’s Use Clause. Tenant shall not use or occupy the Premises in violation of law or any covenant, condition or restriction affecting the Building or Project, or the certificate of occupancy issued for the Building or Project, and shal1, upon notice from Landlord, immediately discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of law or the certificate of occupancy. Tenant, at Tenant’s own cost and expense, shall comply with all laws, ordinances, regulations, rules and/or any directions of any governmental agencies or authorities having jurisdiction which shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or its use or occupation. A judgment of any court of competent jurisdiction or the admission by Tenant in any action or proceeding against Tenant that Tenant has violated any such laws, ordinances, regulations, rules and/or directions in the use of the Premises shall be deemed to be conclusive determination of that fact as between Landlord and Tenant. Tenant shall not do, or permit to be done, anything which will invalidate or increase the cost of any fire, extended coverage or other insurance policy covering the Building or Project and/or property located therein, and shall comply with all rules, orders, regulations, requirements and recommendations of the Insurance Services Office or any other organization performing a similar function. Tenant shall promptly upon demand reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Section 8. Tenant shall not do, or permit anything to be done, in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or Project, or injure or annoy them, or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises. Landlord will not allow any activity in the Building that will unreasonably interfere with Tenant’s use and enjoyment of the Premises and will actively pursue all remedies against any other tenants of the Building violating a clause similar to this Paragraph 8, contained in other tenant leases.

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15.	Services and Utilities.

Provided that Tenant is not in default hereunder, Landlord agrees to furnish to the Premises during generally recognized business days, and during hours determined by Landlord in its sole discretion (which are presently from 8:00 a.m. to 6:00 p.m. on weekdays and from 8:00 a.m. to 1:00 p.m. on Saturdays, with Sundays and holidays excluded), and subject to the Rules and Regulations of the Building or Project, heating, ventilation and air conditioning (“HVAC”) as required, in Landlord’s judgment, for the comfortable use and occupancy of the Premises. If Tenant desires HVAC at any other time, Landlord shall use reasonable efforts to furnish such service upon reasonable notice from Tenant and Tenant shall pay Landlord’s charges therefor on demand. Landlord shall also maintain and keep lighted the common stairs, common entries, and restrooms in the Building. Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the Rent be abated by reason of (i) the installation, use, or interruption of use, of any equipment in connection with the furnishing of any of the foregoing services; (ii) failure to furnish, or delay in furnishing, any such services where such failure or delay is caused by accident or any condition or event beyond the reasonable control of Landlord, or by the making of necessary repairs or improvements to the Premises, Building or Project; or (iii) the limitation, curtailment or rationing of, or restrictions on, use of water, electricity, gas or any other form of energy serving the Premises, Building or Project. Landlord shall not be liable under any circumstances for a loss of or injury to property or business, however occurring through or in connection with or incidental to failure to furnish any such services. If Tenant uses heat generating machines or equipment in the Premises which affect the temperature otherwise maintained by the HVAC system, Landlord reserves the right to install supplementary air conditioning units in the Premises and the costs thereof, including the cost of installation, operation, and maintenance thereof, shall be paid by Tenant to Landlord upon demand by Landlord. Landlord will use all reasonable measures to remedy any and all disruptions associated with the delivery of common area utilities in a timely manner.

Tenant shall not, without the written consent of Landlord, use any apparatus or device in the Premises, including without limitation, electronic data processing machines, punch card machines or machines using in excess of 120 volts, which consumes more electricity than is usually furnished or supplied for the use of premises as general office space, as determined by Landlord. Tenant shall not connect any apparatus with electric current except through existing electrical outlets in the Premises. Tenant shall not consume any water or electric current in excess of that usually furnished or supplied for the use of premises as general office space (as determined by Landlord), without first procuring the written consent of Landlord, which Landlord may refuse, and in the event of consent, Landlord may have installed a water meter or electrical current meter in the Premises to measure the amount of water or electric current consumed. The cost of any such meter and of its installation, maintenance and repair shall be paid for by the Tenant and Tenant agrees to pay to Landlord promptly upon demand for all such water and electric current consumed as shown by said meters, at the rates charged for such services by the local public utility plus any additional expense incurred in keeping account of the water and electric current so consumed. If a separate meter is not installed, the excess cost for such water and electric current shall be established by an estimate made by a utility company or electrical engineer hired by Landlord at Tenant’s expense.

Landlord shall furnish elevator service, common area lighting replacement for building standard lights, common area restroom supplies, window washing and janitor services in a manner that such services are customarily furnished to comparable office buildings in the area.

Tenant shall pay a deemed pro-rata share of electrical service equal to One and Twenty-Five/100 Dollars ($1.25) per Rentable Square Foot per year.

16.	Preparation and Condition of the Premises.

16.1. The Work and Work Letter Agreement. Landlord agrees to perform certain improvements to the Premises in accordance with the Work Letter attached as Exhibit A.

16.2.	Space Planning. Landlord shall supply its space planner at no charge.

17.	Construction, Repairs and Maintenance.

17. I.Landlord’s Obligations. Landlord shall maintain in good order, condition, and repair the Building and all other portions of the Premises not the obligation of Tenant or of any other tenant in the

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Building. The Landlord will also cause the Premises to be cleaned and generally cared for by Landlord’s janitorial service five (5) days per week except Building Holidays.

17.2.	Tenant’s Obligations.

(a) Tenant, at Tenant’s sole expense, shall, except for services furnished by Landlord pursuant to Section 9 hereof, maintain the Premises in good order, condition and repair, including, but not limited to, the interior surfaces of the ceilings, walls and floors, all doors, all interior windows, all plumbing, including, but not limited to individual point of use hot water tanks, pipes and fixtures, electrical wiring, switches and fixtures and special items and equipment installed by or at the expense of Tenant.

(b) Tenant shall be responsible for all repairs and alterations in and to the Premises, Building and Project and the facilities and systems thereof, the need for which arises out of (i) Tenant’s use or occupancy of the Premises, (ii) the installation, removal, use or operation of Tenant’s Property (as defined in Section t 3 below) in the Premises, (iii) the moving of Tenant’s Property into or out of the Building, or (iv) the act, omission, misuse or negligence of Tenant, its agents, contractors, employees or invitees.

(c) If Tenant fails to maintain the Premises in good order, condition and repair, Landlord shall give Tenant notice to do such acts as are reasonably required to so maintain the Premises. If Tenant fails to promptly commence such work and diligently prosecute it to completion, then Landlord shall have the right to do such acts and expend such funds, at the expense of Tenant, as are reasonably required to perform such work. Any amount so expended by Landlord shall be paid by Tenant promptly after demand with interest at the rate set forth in Section 6 above from the date of such work. Landlord shall have no liability to Tenant for any damage, inconvenience, or interference with the use of the Premises by Tenant as a result of performing any such work.

17.3. Compliance with Law. Landlord and Tenant shall each do all acts required to comply with all applicable laws, ordinances, and rules of any public authority relating to their respective maintenance obligations as set forth herein.

17.4. Load and Equipment Limits. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry, as determined by Landlord or Landlord’s structural engineer. The cost of any such determination made by Landlord’s structural engineering shall be paid for by Tenant upon demand. Tenant shall not install business machines or mechanical equipment which cause noise or vibration to such a degree as to be objectionable to Landlord or other Building tenants.

17.5. Interference/Construction in the Building. Except as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant nor shall Tenant’s obligations under this Lease be reduced or abated in any manner whatsoever, by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making any repairs or changes which Landlord is required or permitted by this Lease or by any other tenant’s lease or required by law to make in or to any portion of the Project, Building or the Premises. Tenant shall give Landlord prompt notice of any damage to or defective condition in any part or appurtenance of the Building’s mechanical, electrical, plumbing, HVAC or other systems serving, located in, or passing through the Premises. Tenant understands that improvements to the Building and in other tenant’s space in the Building will be performed during Tenant’s occupancy and use of the Premises and may result in some inconvenience to Tenant (including noise, dust, debris, vibration, and partitioning or barricading of areas under construction from time to time). Landlord shall have no liability to Tenant nor shall Tenant’s obligations under this Lease be reduced or abated in any manner whatsoever, by reason of any inconvenience, annoyance or interruption to business arising from such construction activities in the Building. Landlord will make reasonable efforts to minimize the inconvenience and disturbance caused by any such repair and/ or construction work but is not responsible for business interruption or damage to property which results from any such repair and/or construction work. The foregoing shall not limit any claim Tenant may have against third party contractors under applicable law. Landlord agrees to reasonably cooperate with any requests by Tenant to perform any such construction work during other than normal business hours, provided that, Tenant shall be responsible to pay for additional costs incurred by Landlord due to such after-hours construction, and/or delay in Landlord’s completion of a particular buildout of another tenant’s space.

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17.6. Return of Premises. Upon the expiration or earlier termination of this Lease, Tenant shall return the Premises to Landlord in the same condition as on the date Tenant took possession, except for normal wear and tear, and subject to the provisions of Section 12(a) below, alterations approved by Landlord. Any damage to the Premises, including any structural damage, resulting from Tenant’s use, or from the removal of Tenant’s fixtures, furnishings, and equipment pursuant to Section 13(b) below, shall be repaired by Tenant at Tenant’s expense.

18.	Alterations and Additions.

(a) Tenant shall not make any additions, alterations, or improvements to the Premises without obtaining the prior written consent of Landlord. Landlord’s consent may be conditioned on Tenant’s removing any such additions, alterations, or improvements upon the expiration of the Term and restoring the Premises to the same condition as on the date Tenant took possession. If not so conditioned, it gets returned in its altered state. All work with respect to any addition, alteration or improvement shall be done in a good and workmanlike manner by properly qualified and licensed personnel approved by Landlord, and such work shall be diligently prosecuted to completion.

Tenant shall pay the costs of any work done on the Premises pursuant to Section 12(a) above, and shall keep the Premises, Building and Project free and clear of liens of any kind or nature. Tenant hereby indemnifies, defends against, and keeps Landlord free and harmless from and against any and all liability, loss, damage, costs, attorneys’ fees (of counsel selected by Landlord) and any other expense incurred by Landlord on account of, or as a result of, or due to, claims by any person performing work or furnishing materials or supplies for Tenant or any person claiming under Tenant.

(c) Tenant shall keep Tenant’s leasehold interest, and any additions or improvements which are, or become, the property of Landlord under this Lease, free and clear of all attachment or judgment liens. Before the actual commencement of any work for which a claim or lien may be filed, Tenant shall give Landlord notice of the intended commencement date a sufficient time before that date to enable Landlord to post notices of non-responsibility or any other notices which Landlord deems necessary for the proper protection of Landlord’s interest in the Premises, Building or the Project, and Landlord shall have the right to enter the Premises and post such notices at any reasonable time.

(c) If the cost of the proposed work is in excess of Fifteen Thousand and No/100 Dollars ($15,000.00), Landlord may require, at Landlord’s sole option, that Tenant provide to Landlord, at Tenant’s expense, a lien and completion bond or deposit in an amount equal to one hundred percent (100%) the total estimated cost of any additions, alterations or improvements to be made in or to the Premises, to protect Landlord against any liability for mechanics and materialmen’s liens and to insure timely completion of the work. Nothing contained in this Section 12(c) shall relieve Tenant of its obligation under Section 12(b) above to keep the Premises, Building and Project free of all liens.

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(d) Unless their removal is required by Landlord, as provided in Section 12(a) above, all additions, alterations and improvements made to the Premises shall become the property of Landlord and be surrendered with the Premises upon the expiration of the Term; provided, however, Tenant’s equipment, machinery and trade fixtures which may be removed without damage to the Premises shall remain the property of Tenant and may be removed, subject to the provisions of Section 13(b) below.

19.	Leasehold Improvements; Tenant’s Property.

(a) All fixtures, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of or during the Term, whether or not by, or at the expense of, Tenant (“Leasehold Improvements”), shall be and remain a part of the Premises; shall be the property of Landlord; and shall not be removed by Tenant, except as expressly provided in Section 11.6 and in Section 13(b).

(b) All movable partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment located in the Premises and acquired by or for the account of Tenant, without expense to Landlord, which can be removed without structural damage to the Building or the Premises, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively ‘‘Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided that if any of Tenant’s Property is removed, Tenant shall promptly repair, at its sole cost and expense, and to Landlord’s satisfaction, any and all damage to the Premises or to the Building resulting from such removal.

20.	Certain Rights Reserved by Landlord.

Landlord reserves the following rights, exercisable without liability to Tenant for (i) damage or injury to property, person, or business, (ii) causing an actual or constructive eviction from the Premises, or (iii) disturbing Tenant’s use or possession of the Premises:

(a) to name the Building and Project and to change the name or street address of the Building or Project;

(b)	install and maintain all signs on the exterior and interior of the Building and Project;

(c) to have pass keys to the Premises and all doors within the Premises, excluding Tenant’s vaults and safes;

(d) at any time during the Term, and on a reasonable prior notice to Tenant, to inspect the Premises, and to show the Premises to any prospective purchaser or mortgagee of the Project, or to any assignee of any mortgage on the Project, or to others having an interest in the Project or Landlord, and during the last six (6) months of the Term, to show the Premises to prospective tenants thereof; and

(e) to enter the Premises for the purpose of making inspections, repairs, alterations, additions or improvements to the Premises or the Building (including, without limitation, checking, calibrating, adjusting or balancing controls and other parts of the HVAC system), and to take all steps as may be necessary or desirable for the safety, protection, maintenance or preservation of the Premises or the Building or Landlord’s interest therein, or as may be necessary or desirable for the operation or improvement of the Building or in order to comply with laws, orders or requirements of governmental or other authority. Landlord agrees to use its reasonable, good faith efforts (except in an emergency) to minimize interference with Tenant’s business in the Premises in the course of any such entry.

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21.	Assignment and Subletting.

Tenant acknowledges that Landlord has entered into this Lease in reliance on Tenant’s creditworthiness, reputation, and ability to operate the Premises for the purposes set forth in Section 8 above. No assignment of this Lease or sublease of all or any part of the Premises shall be permitted, except as specifically provided in this Section 15.

(a) Tenant is prohibited from entering into an assignment or sublease if the proposed assignee or subtenant is currently leasing space in the Building or in any of Landlord’s real estate portfolio, or if Landlord, or its agent, is then negotiating with, or from whom Landlord or its agent has been given or received any written or oral proposal within the past 12 months, regarding a lease of space in the Building or Landlord’s real estate portfolio.

(b) Tenant shall not, without the prior consent of Landlord, assign or hypothecate this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. Any of the foregoing acts without such consent shall be void and shall, at the option of Landlord, terminate this Lease. This Lease shall not, nor shall any interest of Tenant herein, be assignable by operation of law without the written consent of Landlord.

(c) If, at any time or from time to time during the Term, Tenant desires to assign this Lease or sublet all or any part of the Premises, Tenant shall give written notice to Landlord setting forth the terms and provisions of the proposed assignment or sublease, and the identity of the proposed assignee or subtenant. Tenant shall promptly supply Landlord with such information concerning the business background and financial condition of such proposed assignee or subtenant as Landlord may reasonably request. Landlord shall have the option, exercisable by notice given to Tenant within twenty (20) days after Tenant’s notice is given, either to sublet such space from Tenant at the rental and on the other terms set forth in this Lease for the term set forth in Tenant’s notice, or, in the case of an assignment, to terminate this Lease. If Landlord does not exercise such option, Tenant may assign the Lease or sublet such space to such proposed assignee or subtenant on the following further conditions:

(i) Landlord shall have the right to approve such proposed assignee or subtenant, which approval shall not be unreasonably withheld, and Tenant shall furnish sufficient information to Landlord so that Landlord may make a reasonable determination as to the creditworthiness and reputation of the proposed assignee or subtenant;

(ii) the assignment or sublease shall be on the same terms set forth in the notice given to Landlord and true and correct copies of all documentation proposed to evidence any such assignment or sublease shall be furnished to Landlord;

(iii) no assignment or sublease shall be valid and no assignee or sublessees shall take possession of the Premises until an executed counterpart of such assignment or sublease has been delivered to Landlord;

(iv) no assignee or sublessee shall have a further right to assign or sublet except on the terms herein contained;

(v) any sums or other economic consideration received by Tenant as a result of such assignment or subletting, however, denominated under the assignment or sublease, which exceed, in the aggregate, (I) the total sums which Tenant is obligated to pay Landlord under this Lease(prorated to reflect obligations allocable to any portion of the Premises subleased) plus (2) any real estate brokerage commissions or fees payable in connection with such assignment or subletting, shall be paid to Landlord as Additional Rent under this Lease without affecting or reducing any other obligations of Tenant hereunder; and

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(vi) any such assignment or sublease shall be specifically subject to all of the terms and conditions of this Lease, and, in the event of an assignment, such assignee shall specifically assume, in writing and in a form satisfactory to Landlord, all of Tenant’s rights and obligations hereunder.

(d) Notwithstanding the provisions of Sections l 5(a) and 15(b) above, Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent and without extending any recapture or termination option to Landlord (pursuant to Section l 5(b) above), to any corporation which controls, is controlled by, or is under common control with Tenant, or to any corporation resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant’s business as a going concern, provided that (I) the assignee or sublessee assumes, in full, the obligations of Tenant under this Lease; (2) Tenant remains fully liable under this Lease; (3) the use of the Premises under Section 8 above remains unchanged; and (4) any successor to Tenant’s interest resulting from merger or consolidation has a net worth which is equal to, or greater than, that of the Tenant immediately before such merger or consolidation.

(e) No subletting or assignment shall release Tenant of Tenant’s obligations under this Lease or alter or modify the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by an assignee or subtenant of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant, or successor. Landlord may consent to subsequent assignments of the Lease, sublettings or amendments or modifications to the Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease.

(t) If Tenant assigns the Lease or sublets the Premises or requests the consent of Landlord to any assignment or subletting, or if Tenant requests the consent of Landlord for any act that Tenant proposes to do, then Tenant shall, upon demand pay Landlord an admi11:istrative fee of Two Hundred Fifty and No/100 Dollars ($250.00), plus any reasonable attorneys’ fees (of counsel selected by Landlord), reasonably incurred by Landlord in connection with such act or request.

22.	Holding Over.

If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of the Tenant’s right to possession (a) Tenant shall be deemed a tenant at will; (b) Tenant shall pay one hundred fifty percent (150%) of the Base Rent and Additional Rent last prevailing hereunder, and also shall pay all damages sustained by Landlord, consequential as well as direct, by reason of such remaining in possession after the expiration or termination of this Lease; (c) there shall be no renewal or extension of this Lease by operation of law; and (d) the tenancy at will may be terminated upon thirty (30) days’ notice from Landlord; or, at the sole option of Landlord, expressed by written notice to Tenant, but not otherwise, such holding over shall constitute a renewal of this Lease for a period of one (1) year on the same terms and conditions as provided in this Lease at the last year Base Rent plus ten percent (10%). The provisions of this Section 16 shall not constitute a waiver by Landlord of any reentry rights of Landlord provided hereunder or by law.

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23.	Surrender_of Premises.

(a) Tenant shall peaceably surrender the Premises to Landlord on the Expiration Date, in broom-clean condition and in as good condition as when Tenant took possession, except for (1) reasonable wear and tear, (2) loss by fire or other casualty, and (3) loss by condemnation. Tenant shall, on Landlord’s request, remove Tenant’s Property on or before the Expiration Date and promptly repair all damage to the Premises or Building caused by such removal.

(b) If Tenant abandons or surrenders the Premises, or is dispossessed by process of law or otherwise, any of Tenant’s Property left on the Premises shall be deemed to be abandoned, and, at Landlord’s option, title shall pass to Landlord under this Lease as by a bill of sale. If Landlord elects to remove all or any part of such Tenant’s Property, the cost of removal, including repairing any damage to the Premises or Building caused by such removal, shall be paid by Tenant. On the Expiration Date, Tenant shall surrender all keys to the Premises.

24.	Destruction or Damage.

(a) If the Premises or the portion of the Building necessary for Tenant’s occupancy is damaged by fire, earthquake, act of God, the elements or other casualty, Landlord shall, subject to the provisions of this Section 18, promptly repair the damage, if such repairs can, in Landlord’s opinion, be completed within ninety (90) days of the date on which such casualty occurred. If Landlord determines that repairs can be completed within ninety (90) days, this Lease shall remain in full force and effect, and, provided that such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s agents, employees, contractors, licensees or invitees, the Base Rent shall be abated to the extent Tenant’s use of the Premises is impaired, commencing with the date of damage and continuing until completion of the repairs required of Landlord under Section 18(d) below.

(b) If in Landlord’s opinion, such repairs to the Premises or portion of the Building necessary for Tenant’s occupancy cannot be completed within ninety (90) days of the date on which such casualty occurred, Landlord may elect, upon notice to Tenant given within (30) days after the date of such fire or other casualty, to repair such damage, in which event this Lease shall continue in full force and effect, but the Base Rent shall be partially abated as provided in Section l 8(a) above. If Landlord does not so elect to make such repairs, this Lease shall terminate as of the date of such fire or other casualty.

(c) If any other portion of the Building or Project is totally destroyed or damaged to the extent that, in Landlord’s opinion, repair thereof cannot be completed within ninety (90) days of the date on which such casualty occurred, Landlord may elect, upon notice to Tenant, given within thirty (30) days after the date of such fire or other casualty, to repair such damage, in which event this Lease shall continue in full force and effect, but the Base Rent shall be partially abated as provided in Section 18(a) above. If Landlord does not elect to make such repairs, this Lease shall terminate as of the date of such fire or other casualty.

(d) If the Premises are to be repaired under this Section 18, Landlord shall repair, at its cost, any injury or damage to the Building and the Work in the Premises, and Tenant shall be responsible, at its sole cost and expense, for the repair, restoration and replacement of any other Leasehold Improvements and Tenant’s Property. Landlord shall not be liable for any loss of business, inconvenience or annoyance arising from any repair or restoration of any portion of the Premises, Building or Project as a result of any damage from fire or other casualty.

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(e) This Lease shall be considered an express agreement governing any case of damage to or destruction of the Premises, Building or Project by fire or other casualty, and any present or future law which purports to govern the rights of Landlord and Tenant in such circumstances in the absence of express agreement, shall have no application.

25.	Eminent Domain.

(a) If the whole of the Building or Premises is condemned or in any other manner taken for any public purpose, this Lease shall terminate as of the date of such condemnation and Rent shall be prorated to such date. If less than the whole of the Building or Premises is so taken, this Lease shall be unaffected by such taking, provided that (I) Tenant shall have the right to terminate this lease by notice to Landlord given within ninety (90) days after the date of such taking if twenty percent (20%) or more of the Premises is taken and the remaining area of the Premises is not reasonably sufficient for Tenant to continue operation of its business, and (2) Landlord shall have the right to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such taking. If either Landlord or Tenant so elects to terminate this Lease, the Lease shall terminate on the thirtieth (30th) day after either such notice. The Rent shall be prorated to the date of termination. If this Lease continues in force upon such partial taking, the Base Rent and Tenant’s Proportionate Share shall be equitably adjusted according to the remaining Rentable Area of the Premises and Project.

(b) In the event of any taking, partial or whole, all the proceeds of any award, judgment or settlement payable by the condemning authority shall be the exclusive property of Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any award, judgment, or settlement from the condemning authority. Tenant, however, shall have the right, to the extent that Landlord’s award is not reduced or prejudiced, to claim from the condemning authority (but not from Landlord) such compensation as may be recoverable by Tenant in its own right for relocation expenses and damage to Tenant’s Property.

(c) In the event of a partial taking of the Premises which does not result in a termination of this Lease, Landlord shall restore the remaining portion of the Premises as nearly as reasonably practicable to its condition prior to the condemnation or taking, but only to the extent of the Work. Tenant shall be responsible, at its sole cost and expense for the repair, restoration and replacement of any other Leasehold Improvements and Tenant’s Property.

26.	Indemnification.

(a) Tenant shall and hereby does indemnify, defend and hold Landlord harmless against and from liability and claims of any kind for loss or damage to property of Tenant or any other person, or for any injury to or death of any person, arising out of: (1) Tenant’s use and occupancy of the Premises, or any work, activity or other things allowed or suffered by Tenant to be done in, on or about the Premises; (2) any breach or default by Tenant of any of Tenant’s obligations under this Lease; or (3) any negligent or otherwise tortious act or omission of Tenant, its agents, employees, invitees or contractors. Tenant shall, at Tenant’s expense, and by counsel selected by Landlord, defend Landlord in any action or proceeding arising from any such claim and shall, and hereby does indemnify, defend, and hold Landlord harmless from and against all costs, attorneys’ fees, expert witness fees and any other expenses incurred in such action or proceeding, unless any loss is occasioned by Landlord’s gross negligence. As a material part of the consideration for Landlord’s execution of this Lease, Tenant hereby assumes all risk of damage or injury to any person or property in, on or about the Premises from any cause.

(b) Landlord shall not be liable for injury or damage which may be sustained by the person or property of Tenant, its employees, invitees or customers, or any other person in or about the Premises, caused by or resulting from fire, steam, electricity, gas, water or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Building or Project or from other sources. Landlord shall not be liable for any damages arising from any act or omission of any other tenant of the Building or Project.

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(c) Landlord shall and hereby does, indemnify and hold Tenant harmless from and against any and all claims (1) arising from or out of any occurrence in, upon or at the Common Areas or the occupancy or use of same, or any part thereof, by Landlord, or others, without Limitation with the exception of those matters which stem directly from Tenant’s negligence, omissions or intentional acts and (2) arising out of any breach of any warranty or representation of Landlord or default m the performance of any obligation of Landlord under this Lease. [n the event Tenant shall, with no fault on its part, be made a party to any litigation commenced by or against Landlord, then Landlord shall protect and hold Tenant harmless and pay all costs, expenses and reasonable attorney’s fees paid or incurred by Tenant in connection with such litigation.

27.	Tenant’s Insurance.

(a) All insurance required to be carried by Tenant hereunder shall be issued by responsible insurance companies acceptable to Landlord and Landlord’s lender and qualified to do business in the State. Each policy shall name Landlord, and, at Landlord’s request, any mortgagee of Landlord, as an additional insured, as their respective interests may appear. Each policy shall contain (1) a cross-liability endorsement, (2) a provision that such policy and the coverage evidenced thereby shall be primary and noncontributing with respect to any policies carried by Landlord and that any coverage carried by Landlord shall be excess insurance, and (3) a waiver by the insurer of any right of subrogation against Landlord, its agents, employees and representatives, which arises or might arise by reason of any payments under such policy or by reason of any act or omission of Landlord, its agents, employees or representatives. A copy of each paid up policy (authenticated by the insurer) or certificate of the insurer evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord before the date Tenant is first given the right of possession of the Premises, and thereafter within thirty (30) days after any demand by Landlord therefor. Landlord may, at any time and from time to time, inspect and/or copy any insurance policies required to be maintained by Tenant hereunder. No such policy shall be cancelable except after twenty (20) days written notice to Landlord and Landlord’s lender. Tenant shall furnish Landlord with evidence of renewal of any such policy (together with evidence of the payment of the premium for such renewal), at least ten ( I 0) days prior to the expiration thereof. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and charge the Tenant the premiums incurred therefor, together with a twenty-five percent (25%) handling charge, payable upon demand. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by the Tenant, provided such blanket policies expressly afford coverage to the Premises, Landlord, Landlord’s mortgagee and Tenant as required by this Lease.

(b) Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration or termination of the Term, Tenant shall procure, pay for and maintain in effect policies of casualty insurance covering (1) all Leasehold Improvements (including any alterations, additions or improvements as may be made by Tenant pursuant to the provisions of Section 12 above), and (2) trade fixtures, merchandise and other personal property from time to time in, or about the Premises, in an amount not less than one hundred percent (100%) of their actual replacement cost from time to time, providing protection against any peril included within the classification “Fire and Extended Coverage’’ together with insurance against sprinkler damage, vandalism and malicious mischief. The proceeds of such insurance shall be used for the repair or replacement of the property so insured. Upon termination of this lease following a casualty as set forth herein, the proceeds under (1) shall be paid to Landlord, and the proceeds under (2) above shall be paid to Tenant.

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(c) Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration or termination of the Term, Tenant shall procure, pay for and maintain in effect workers’ compensation insurance as required by law and comprehensive public liability and property damage insurance with respect to the construction of improvements on the Premises, the use, operation or condition of the Premises and the operations of Tenant in, on or about the Premises, providing personal injury and broad form property damage con to the following limits: General Liability: One Million and No/100 Dollars ($1,000,000.00) per occurrence, Two Million and No/100 Dollars ($2,000,000.00) per General Aggregate, and One Million and No/100 Dollars ($1,000,000.00) combined single limit for bodily injury, death and property damage liability. Tenant shall also maintain a Two Million and No/100 Dollars ($2,000,000.00) Liability Umbrella. Landlord reserves the right, at its sole discretion, to modify the types and limits of Tenant’s insurance requirements.

(d) Not less than every three (3) years during the Term, Landlord and Tenant shall mutually agree to increases in all of Tenant’s insurance policy limits for all insurance to be carried by Tenant as set forth in this Section 21.

28.	Waiver of Subrogation.

Landlord and Tenant each hereby waive all rights of recovery against the other and against the officers, employees, agents and representatives of the other, on account of loss by, or damage to, the waiving party of its property or the property of others under its control, to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy which either may have in force at the time of the loss or damage. Tenant shall, upon obtaining the policies of insurance required under this Lease, give notice to its insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

29.	Subordination and Attornment.

29.1. Subordination of Lease. This Lease, and all rights of Tenant hereunder are and shall be subject and subordinate to all mortgages, or trust deeds in the nature of a mortgage (both collectively referred to hereafter as “mortgages”), which may now or hereafter affect or encumber the Property and/or the Building. This subordination shall likewise apply to each and every advance made, or hereafter to be made, under such mortgages; to all renewals, modifications, replacements, and extensions of such mortgages; and to spreaders and consolidations of such mortgages. This Section 23 shall be self-operative and no further instrument of subordination shall be required. However, in confirmation of such subordination, Tenant shall promptly execute, acknowledge, and deliver any instrument that Landlord, or the holder of any such mortgage (or their respective successors-in-interest), may request in order to evidence such subordination. If Tenant fails to execute, acknowledge, or deliver any such instrument within ten ( I 0) business days after request therefor, Tenant hereby irrevocably constitutes and appoints Landlord as Tenant’s attorney-in-fact, which appointment is agreed to be coupled with an interest, to execute and deliver any such instruments for and on behalf of Tenant. Any mortgage to which this Lease is subject and subordinate is hereinafter referred to as a “Superior Mortgage” and the holder of a Superior Mortgage is hereinafter referred to as a “Superior Mortgagee.” Notwithstanding the foregoing, at Landlord’s election, this Lease may be made senior to the lien of any mortgage, if the mortgagee thereunder so requests.

29.2. Notice in the Event of Default. Upon any default of Landlord, including but not limited to, any act or omission which would give Tenant any right, immediately or after the lapse of a period of time, to cancel or terminate this Lease, to claim a partial or total eviction, or to take any other action hereunder, Tenant shall send, by registered or certified mail, return receipt requested, written notice of such default to Landlord and to each Superior Mortgagee whose name and address shall previously have been furnished to Tenant. Tenant shall not exercise any such right until a thirty (30) day period for remedying such default shall have elapsed following the giving of such notice; provided, however, that if such default cannot reasonably be cured within such thirty (30) day period, then Landlord shall have such additional time to cure such default as is reasonably necessary under the circumstances, exercising good faith and due diligence but in no event more than ninety (90) days. If Landlord fails to cure such default, within the time provided in the immediately preceding sentence, then Tenant shall not exercise any such right until Tenant shall have given, after the expiration of such time, an additional notice of default in the manner described in the immediately preceding sentence, to the Superior Mortgagee, and each of the Superior Mortgagee shall have had an additional thirty (30) days after such additional notice to cure such default; provided that if such default cannot reasonably be cured within such thirty (30)-day period, then the Superior Mortgagee shall have such additional time to cure such default as is reasonably necessary under the circumstances, exercising good faith and due diligence but in no event more than ninety (90) days.

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29.3. Successor Landlord. If any Superior Mortgagee shall succeed to the rights of Landlord hereunder, whether through possession or foreclosure action, or otherwise, then, at the request of such party (hereinafter referred to as “Successor Landlord”), Tenant shall attorn to, and recognize, each Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument such Successor Landlord may reasonably request to further evidence such attornment.

30.	Estoppel Certificates.

Each party agrees, at any time and from time to time, as requested by the other party, to execute and deliver to the other (and to any existing or prospective mortgage lender, ground lessor, or purchaser designated by Landlord), within ten (10) days after the written request therefor, a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); certifying the dates to which the Base Rent and Additional Rent have been paid; stating whether or not the other party is in default in performance of any of its obligations under this Lease; and, if so, specifying each such default; and stating whether or not any event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default, and, if so, specifying each such event. Any such statement delivered pursuant hereto shall be deemed a representation and warranty to be relied upon by the party requesting the certificate and by others with whom such party may be dealing, regardless of independent investigation. Tenant also shall include in any such statements such other information concerning this Lease as Landlord may reasonably request including, but not limited to, the amount of Base Rent and Additional Rent under this Lease, and whether Landlord has completed all improvements to the Premises required under this Lease. If Tenant fails to execute, acknowledge, or deliver any such statement within ten (10) days after request therefor, Tenant hereby irrevocably constitutes and appoints Landlord as Tenant’s attorney-in-fact (which appointment is agreed to be coupled with an interest), to execute and deliver any such statements for and on behalf of Tenant.

31.	Transfer of Landlord’s lnterest.

In the event of any sale or transfer by Landlord of the Premises, Building or Project, and assignment of this Lease by Landlord, Landlord shall be and is hereby entirely freed and relieved of any and all liability and obligations contained in or derived from this Lease arising out of any act, occurrence or omission relating to the Premises, Building, Project or this Lease occurring after the consummation of such sale or transfer, providing the purchaser shall expressly assume all of the covenants and obligations of Landlord under this Lease. If any Security Deposit or prepaid Rent has been paid by Tenant, Landlord may transfer the Security Deposit or prepaid Rent to Landlord’s successor and upon such transfer, Landlord shall be relieved of any and all further liability with respect thereto, so long as notice of such transfer is delivered to Tenant.

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32.	Default.

32.1. Tenant’s Default. The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant:

(a) if Tenant abandons or vacates the Premises; or

(b) if Tenant fails to pay any Rent or any other charges required to be paid by Tenant under this Lease and such failure continues for ten (10) business days after such payment is due and payable; or

(c) if Tenant fails to promptly and fully perform any other covenant, condition or agreement contained in this Lease and such failure continues for ten (10) business days after written notice thereof from Landlord to Tenant; or

(d) if a writ of attachment or execution is levied on this Lease or on any of Tenant’s Property; or

(e) if Tenant makes a general assignment for the benefit of creditors; or

(t) if Tenant files a voluntary petition for relief or if a petition against Tenant in a proceeding under the federal bankruptcy laws or other insolvency laws is filed and not withdrawn or dismissed within sixty (60) days thereafter, or if, under the provisions of any law providing for reorganization or winding up of corporations, any court of competent jurisdiction assumes jurisdiction, custody or control of Tenant or any substantial part of its property and such jurisdiction, custody or control remains in force unrelinquished, unstayed or unterminated for a period of sixty (60) days; or

(g)  if in any proceeding or action in which Tenant is a party, a trustee, receiver, agent, or custodian is appointed to take charge of the Premises or Tenant’s Property (or has the authority to do so) for the purpose of enforcing a lien against the Premises or Tenant’s Property; or

(h)  if Tenant is a partnership or consists of more than one (1) person or entity, if any general partner of the partnership or other person or entity is involved in any of the acts or events described in Sections 26.l(d) through (g) above; or

(i) if Tenant smokes or permits smoking within the Premises; or

(j)  if Tenant fails to supply/maintain to Landlord, a current insurance certificate in accordance with Section 21 (Tenant’s Insurance).

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32.2. Remedies. In the event of Tenant’s default hereunder, then in addition to any other rights or remedies Landlord may have under any law, Landlord shall have the right, at Landlord’s option, without further notice or demand of any kind to do the following:

(a) terminate this Lease and Tenant’s right to possession of the Premises and reenter the Premises and take possession thereof, and Tenant shall have no further claim to the Premises or under this Lease; or

(b) continue this Lease in effect, reenter and occupy the Premises for the account of Tenant, and collect any unpaid Rent or other charges which have or thereafter become due and payable; or

(c) reenter the Premises under the provisions of Section 26.2 (b) above, and thereafter elect to terminate this Lease and Tenant’s right to possession of the Premises.

TENANT EXPRESSLY WAIVES THE SERVICE OF ANY STATUTORY DEMAND OR NOTICE WHICH IS A PREREQUISITE TO LANDLORD’S COMMENCEMENT OF EVICTION PROCEEDINGS AGAINST TENANT, INCLUDING THE DEMANDS AND NOTICES SPECIFIED IN 735 ILCS §§ 5/9-209 AND 5/9-210). TENANT WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LAWSUIT BROUGHT BY LANDLORD TO RECOVER POSSESSION OF THE PREMISES FOLLOWING LANDLORD’S TERMINATION OF THIS LEASE PURSUANT TO THIS SECTION 26.2 OR THE RIGHT OF TENANT TO POSSESSION OF THE PREMISES PURSUANT TO THIS SECTION

26.2 AND ON ANY CLAIM FOR DELINQUENT RENT WHICH LANDLORD MAY JOIN IN ITS LAWSUIT TO RECOVER POSSESSION.

If Landlord reenters the Premises under the provisions of Sections 26.2 (b) and 26.2 (c) above, Landlord shall not be deemed to have terminated this Lease or the obligation of Tenant to pay any Rent or other charges thereafter accruing, unless Landlord notifies Tenant in writing of Landlord’s election to terminate this Lease. In the event of any reentry or retaking of possession by Landlord, Landlord shall have the right, but not the obligation, to remove all or any part of Tenant’s Property in the Premises and to place such property in storage at a bonded public warehouse at the expense and risk of Tenant. If Landlord elects to relet the Premises for the account of Tenant, the rent received by Landlord from such reletting shall be applied as follows: first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs of such reletting; third, to the payment of the cost of any alterations or repairs to the Premises; fourth, to the payment of Rent due and unpaid hereunder; and the balance, if any, shall be held by Landlord and applied in payment of future Rent as it becomes due. If that portion of rent received from the reletting which is applied against the Rent due hereunder is less than the amount of the Rent due, Tenant shall pay the deficiency to Landlord promptly upon demand by Landlord. Tenant shall also pay to Landlord, as soon as determined, any cost and expenses incurred by Landlord in connection with such reletting or in making alterations and repairs to the Premises, which are not covered by the rent received from the reletting.

32.3. Damages. Should Landlord elect to terminate this Lease under the provisions of Sections 26.2(a) or 26.2(c) above, Landlord may recover as damages from Tenant the following:

(a) Past Rent. The worth at the time of the award of any unpaid Rent which had been earned at the time of termination; plus

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(b) Rent Prior to Award. The worth at the time of the award by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) Rent After Award. The worth at the time of the award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the rental loss that Tenant proves could be reasonably avoided; plus

(d) Proximately Caused Damages. Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom, including, but not limited to, any costs or expenses (including attorneys’ fees), incurred by Landlord in (i) retaking possession of the Premises, (ii) maintaining the Premises after Tenant’s default, (iii) preparing the Premises for reletting to a new tenant, including any repairs or alterations, and (iv) reletting the Premises, including broker’s commissions.

“The worth at the time of the award” as used in Sections 26.3 (a) and 26.3 (b) above, is to be computed by allowing interest at the rate of Prime plus two percent (2%) per annum. “The worth at the time of the award” as used in Section 26.3 (c) above, is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank situated nearest to the Premises at the time of the award plus one percent (1%).

(e) Not a Waiver. The waiver by Landlord of any breach of any term, covenant or condition of this Lease shall not be deemed a waiver of such term, covenant, or condition or of any other breach of the same or any other term, covenant, or condition. Acceptance of Rent by Landlord subsequent to any breach hereof shall not be deemed a waiver of any preceding breach other than the failure to pay the particular Rent so accepted, regardless of Landlord’s knowledge of any breach at the time of such acceptance of Rent. Landlord shall not be deemed to have waived any term, covenant, or condition unless Landlord gives Tenant written notice of such waiver. No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant shall impair such right or remedy or be construed as a waiver of such default.

(f) Curing Tenant’s Defaults. If Tenant defaults in the performance of any of its obligations under this Lease, Landlord may (but shall not be obligated to), without waiving such default, perform the same for the account and at the expense of Tenant. Tenant shall pay Landlord all costs of such performance promptly upon receipt of a bill therefor, together with interest at the rate set forth in Section 6 above.

(g) Landlord’s Default. If Landlord fails to perform any covenant, condition or agreement contained in this Lease, subject to the notice and cure provisions of Section 23.2 above, then Landlord shall be liable to Tenant for any actual damages sustained by Tenant as a direct result of Landlord’s breach; provided, however, it is expressly understood and agreed that if Tenant obtains a money judgment against Landlord resulting from any default or other claim arising under this Lease, that judgment shall be satisfied only out of the rents, issues, profits, and other income actually received on account of Landlord’s right, title and interest in the Premises, Building or Project, and no other real, personal or mixed property of Landlord (or of any of the partners which comprise Landlord, if any) wherever situated, shall be subject to levy to satisfy such judgment. Tenant shall not have the right to terminate this Lease or to withhold, reduce or offset any amount against any payments of Rent or any other charges due and payable under this Lease.

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33.	Brokerage Fees.

Tenant warrants and represents that it has not dealt with any real estate broker or agent in connection with this Lease or its negotiation except for Tenant’s Broker, as identified in Section 2(b) above. Tenant hereby indemnifies, defends, and hold Landlord harmless from any cost, expense, or liability (including costs of suit and reasonable attorneys’ fee of counsel selected by Landlord) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Lease or its negotiation by reason of any act of Tenant.

34.	Notices.

All notices, approvals and demands permitted or required to be given under this Lease shall be in writing and deemed duly served or given if transmitted by facsimile, personally delivered, sent by overnight courier or certified or registered U.S. mail, return receipt requested, postage prepaid, and addressed as follows: (a) if to Landlord, to Landlord’s Mailing Address and to the Building Manager, and (b) if to Tenant, to Tenant’s Mailing Address; provided, however, notices to Tenant shall be deemed duly served or given if delivered or mailed to Tenant at the Premises, or by email. Landlord and Tenant may from time to time by notice to the other designate another place for receipt of future notices. If mailed, notices shall be deemed given two (2) business days after mailing. If emailed to Tenant, notice shall be deemed given that day.

35.	Government Energy or Utility Controls.

In the event of imposition of federal, state, or local government controls, rules, regulations, or restrictions on the use or consumption of energy or other utilities during the Term, both Landlord and Tenant shall be bound thereby. In the event of a difference in interpretation by Landlord and Tenant of any such controls, the interpretation of Landlord shall prevail, and Landlord shall have the right to enforce compliance therewith, including the right of entry into the Premises to effect compliance.

36.	Substitution [Intentionally omitted]

37.	Quiet Enjoyment

Tenant, upon paying the Rent and performing all of its obligations under this Lease, shall peaceably and quietly enjoy the Premises, subject to the terms of this Lease and to any mortgage, lease, or other agreement to which this Lease may be subordinate.

38.	Observance of Law.

Tenant shall not use the Premises or permit anything to be done in or about the Premises which will, in any way, conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force, and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to, or affecting the condition, use or occupancy of the Premises, excluding structural changes not related to or affected by Tenant’s improvements or acts. The judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord is a party thereto or not, that Tenant has violated any law, ordinance or governmental rule, regulation, or requirement, shall be conclusive of that fact as between Landlord and Tenant.

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39.	Force Majeure.

Any prevention, delay or stoppage of work to be performed by Landlord or Tenant which is due to strikes, labor disputes, inability to obtain materials, equipment or reasonable substitutes therefor, acts of God, governmental restrictions or regulations or controls, judicial orders, enemy or hostile government actions, civil commotion, fire or other casualty, or other causes beyond the reasonable control of the party obligated to perform hereunder, shall excuse performance of the work by that party for a period equal to the duration of that prevention, delay or stoppage. Nothing in this Section 33 shall excuse or delay Tenant’s obligation to pay Rent or other charges under this Lease.

40.	Sign Control.

Tenant shall not affix, paint, erect or inscribe any sign, projection, awning, signal, or advertisement of any kind to any part of the Premises, Building or Project, including without limitation, the inside or outside of windows or doors, without the written consent of Landlord. Landlord shall have the right to remove any signs or other matter, installed without Landlord’s permission, without being liable to Tenant by reason of such removal, and to charge the cost of removal to Tenant as Additional Rent hereunder, payable within ten {10} business days of written demand by Landlord.

41.	Rules and Regulations.

It is the intention of Landlord that the Building shall be operated at all times as a first-class office building, and Tenant covenants that it will not engage in, or permit, any activities which are not consistent with such standard. In furtherance of this purpose, but not in limitation thereof, Tenant agrees to abide by the following rules and regulations, and further agrees that Landlord may make such reasonable changes or additions to such rules and regulations as it may deem necessary or advisable so long as such additions or changes do not discriminate against Tenant, are applied uniformly against all other tenants of the Building, and a copy of any such changes or additions is delivered to Tenant. Landlord shall require adherence to all rules and regulations by all other tenants.

(a) Any sign, lettering, picture, notice, or advertisement installed within the Premises which is visible from the public corridors within the Building shall be installed in such manner, and be of such character and style, as Landlord shall approve, in writing, in its reasonable discretion. No sign, lettering, picture, notice or advertisement shall be placed on any outside window or door or in a position to be visible from outside the Building. Landlord will install Tenant Signage and Tenant shall be added to the Building directory, at Landlord’s expense.

(b) Sidewalks, entrances, passages, courts, corridors, halls, elevators, and stairways in and about the Building shall not be obstructed nor shall objects be placed against glass partitions, doors or windows which would be unsightly from the Building’s corridors or from the exterior of the Building.

(c) Except as otherwise provided herein, no animals, pets, bicycles, or any other vehicles shall be brought, or permitted to be, in the Building or the Premises with the exception of certified service animals as defined by the Americans with Disabilities Act. While Landlord respects and is compliant with the rules and laws as they relate to service animals, it does not recognize emotional support animals or web issued “support animal” certificates in the “service” capacity

(d)Room-to-room canvasses to solicit business from other tenants of the Building are not Permitted.

(e) Tenant shall not waste electricity, water, or air conditioning. All controls shall be adjusted only by authorized Building personnel.

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(f) Tenant shall not utilize the Premises in any manner which would overload the standard heating, ventilating or air conditioning systems of the Building.

(g) Tenant shall not permit the use of any apparatus for sound production or transmission in such manner that the sound so transmitted or produced shall be audible or vibrations shall be detectable beyond the Premises.

(h) Tenant shall not utilize any electronic, radiowave, microwave or other transmitting, receiving or amplification device which would disturb or interfere with any other tenant of the Building or the operation of the Building generally.

(i) Tenant shall not utilize any equipment or apparatus in such manner as to create any magnetic fields or waves which adversely affect or interfere with the operation of any systems or equipment in the Building.

(g) Tenant shall keep all electrical and mechanical apparatus owned by Tenant free of vibration, noise and air waves which may be transmitted beyond the Premises.

(k) All corridor doors shall remain closed at all times.

(I) No locks or similar devices shall be attached to any door except by Landlord and Landlord shall have the right to retain a key to all such locks.

(m) Except in the case of Landlord’s or Landlord’s employees’, agents’, or contractors’ intentional or, to the extent permitted by law, negligent acts or omissions, Tenant assumes full responsibility of protecting the Premises from theft, robbery, and pilferage. Except during Tenant’s normal business hours, Tenant shall keep all doors to the Premises locked and other means of entry to the Premises closed and secured.

(n) Only machinery or mechanical devices of a nature directly related to Tenant’s ordinary use of the Premises shall be installed, placed, or used in the Premises and the installation and use of all such machinery and mechanical devices is subject to the other rules contained in this Lease.

(o) Except with the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed, all cleaning, repairing, janitorial, decorating, painting or other services and work in and about the Premises shall be performed only by authorized Building personnel.

(p) Except as otherwise specifically provided herein, safes, furniture, equipment, machines and other large or bulky articles shall be brought to the Building, and into and out of the Premises, at such times, and in such manner, as Landlord shall direct (including the designation of elevator), and at Tenant’s sole risk and costs. Prior to Tenant’s removal of such articles from the Building, Tenant shall obtain written authorization of the office of the Building and shall present such authorization to a designated employee of Landlord.

(q)	Tenant shall not in any manner deface or damage the Building.

(r) Inflammables such as gasoline, kerosene, naphtha and benzene, or explosives or any other articles of an intrinsically dangerous nature are not permitted in the Building or the Premises without Landlord’s prior written consent.

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(s) Landlord shall advise the Tenant as to the maximum amount of electrical current which can safely be used in the Premises, and shall provide Tenant with a copy of the final electrical drawings for the Premises, taking into account the capacity of the electrical wiring of Building and the Premises and the needs of other tenants, and Tenant shall not use more than such safe capacity. Landlord’s consent to the installation of electrical equipment shall, unless Tenant has actual knowledge to the contrary, be deemed to be a determination that said equipment is within such safe capacity.

(t) To the extent permitted by law, Tenant shall not permit picketing or other union activity involving its employees in the Building, except in those locations and subject to time and other constraints as to which Landlord may give its prior written consent, which consent may be withheld in Landlord’s sole discretion.

(u) Tenant shall not enter into or upon the roof or basement of the Building or any storage, heating, ventilation, air conditioning, mechanical or elevator machinery housing areas.

(v) Tenant shall not distribute literature, flyers, handouts or pamphlets of any type in any of the common areas of the Building.

(w) Tenant shall not cook, otherwise prepare, or sell any food or beverages in or from the Premises, other than as is reasonably necessary in order to accommodate Tenant’s employees.

(x)Tenant shall not permit objectionable odors or vapors to emanate from the Premises.

(y) Tenant shall not place a load upon any floor of the Premises exceeding the floor load capacity for which such floor was designed or allowed by law to carry.

(z) No floor coverings other than those provided for in the plans and specifications for the original space improvements, shall be affixed to any floor in the Premises by means of glue or other adhesive without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(aa) The directories of the Building shall be used exclusively for the display of the name and suite number of the tenants only and will be provided at the expense of the Landlord. Additional names requested by Tenant to be displayed in the directories must be approved by the Landlord and, if approved, will be provided at the expense of the Tenant. Changes in the directory listings requested by the Tenant after the Commencement Date will be submitted to the Landlord for approval, which approval shall not be unreasonably withheld or delayed, and, if approved, will be provided at the expense of the Tenant.

(bb) Tenant shall comply with all applicable laws, ordinances, governmental orders or regulations and applicable orders or directions from any public office or body having jurisdiction, with respect to the Premises, the Building, the Project and its respective use or occupancy thereof. Tenant shall not make or permit any use of the Premises, the Building, or the Project, respectively which is directly or indirectly forbidden by law, ordinance, governmental regulation or order, or direction of applicable public authority, or which may be dangerous to person or property. Further, Tenant shall not cause the Premises to have at any time an occupancy ratio if greater than one person per 100 square feet of net floor area, provided further Tenant shall at all times comply with the ordinances of the City of Chicago regarding the number of persons which can occupy the Premises. As used herein, the term “net floor area” shall mean the floor area within the perimeter of the Premises not including elevators, stairways, other shaft enclosures and portions of the floor area occupied by stationary computer equipment and machinery. In the event Tenant exceeds the permitted occupancy ratio for the Premises, Landlord shall have the option, as one of Landlord’s remedies for Tenant’s breach, to charge Tenant for any additional operating costs incurred with respect to the Premises or the Building as a result of Tenant’s excess occupancy.

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(cc) Tenant shall not take or permit to be taken in or out of other entrances of the Building, or take or permit on other elevators, any item normally taken in or out through service doors or in or on freight elevators; and Tenant shall not, whether temporarily, accidentally or otherwise, allow anything to remain in place or store anything in, or obstruct in any way, any sidewalk, court, passageway, entrance or shipping area. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition, and move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all such items and waste (other than waste customarily removed by Building employees) that are at any time being taken from the Premises directly to the areas designated for disposal. All courts, passageways, entrances, exits, elevators, escalators, stairways, corridors, halls and roofs are not for the use of the general public and Landlord shall, in all cases, retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants; provided, however, that nothing herein contained shall be construed to prevent such access to persons with whom Tenant deals within the normal course of Tenant’s business unless such persons are engaged in illegal activities. Neither Tenant nor any employee or invitee of Tenant shall enter into areas reserved for the exclusive use of Landlord, its employees, or invitees.

(dd) Service requirements of Tenant will be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their duties unless under special instructions from Landlord.

(ee) The toilet rooms, urinals, wash bowls and other apparatus located in the Building shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant if Tenant, or its employees or invitees, shall have caused it.

(ft) Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

(gg) Except for the exclusive use of Tenant, its employees and invitees, no vending machines of any description shall be installed, maintained, or operated without the written consent of Landlord. Landlord hereby consents to Tenant’s use of a commercial coffee service vendor of its choice.

(hh) No smoking is permitted in the building or in Tenant’s Premises by Tenant or Tenant’s guests, employees, clients, and the like.

(ii) Tenant, its employees or invitees shall not participate in any action that disturbs neighboring tenants. Yelling, screaming, and/or profane language directed towards other tenants, their employees, or other guests of the building shall be considered a violation of Tenant’s Lease.

42.	Miscellaneous.

42.1. Accord and Satisfaction; Allocation of Payments. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided for in this Lease shall be deemed to be other than on account of the earliest due Rent, nor shall any endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided for in this Lease. In connection with the foregoing, Landlord shall have the absolute right, in its sole discretion, to apply any payment received from Tenant to any account or other payment of Tenant then not current and due or delinquent.

42.2. Addenda. If any provision contained in any addendum to this Lease is inconsistent with any other provision herein, the provision contained in the addendum shall control, unless otherwise provided in the addendum.

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42.3. Attorneys’ Fees. Without limitation, and notwithstanding anything to the contrary contained in this Lease, in the event of any litigation between the parties to this Lease to enforce any provision of this Lease or any right of Landlord hereto, then in addition to any and all sums payable pursuant to this Lease, Tenant shall pay to Landlord any and all costs and expenses, including reasonable attorney’s fees and costs, incurred by Landlord, only the event litigation was commenced by Landlord to enforce any provision of this Lease or any right of Landlord hereto.

42.4. Captions; Section Numbers. The captions appearing within the body of this Lease have been inserted as a matter of convenience and for reference only and in no way define. limit, or enlarge the scope or meaning of this Lease. All references to Section numbers refer to Sections in this Lease.

42.5. Changes Requested by Lender. Neither Landlord nor Tenant shall unreasonably withhold or delay its respective consent to changes or amendments to this Lease requested by the lender on Landlord’s interest, so long as such changes do not alter the basic business terms of this Lease or otherwise materially diminish any rights, or materially increase any obligations, of the party from whom consent to such charge or amendment is requested.

42.6. Choice of Law. This Lease shall be construed and enforced in accordance with the laws of the State of Illinois.

42.7. Consent. Notwithstanding anything contained in this Lease to the contrary, Tenant shall have no claim, and hereby waives the right to any claim against Landlord for money damages by reason of any refusal, withholding or delaying by Landlord of any consent, approval or statement of satisfaction, and in such event, Tenant’s only remedies therefor shall be an action for specific performance, injunction or declaratory judgment to enforce any right to such consent, approval or statement of satisfaction.

42.8. Corporate Authority. If Tenant is a corporation, each individual signing this Lease on behalf of Tenant represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of the corporation, and that this Lease is binding on Tenant in accordance with its terms. Tenant shall, at Landlord’s request, deliver a certified copy of a resolution of its board of directors authorizing such execution.

42.9. Counterparts. This Lease may be executed in multiple counterparts, all of which shall constitute one and the same Lease.

42.10. Execution of Lease. The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation, of or option for, Tenant to lease, or otherwise create any interest of Tenant in the Premises or any other premises within the Building or Project. Notwithstanding the foregoing, execution of this Lease by Tenant and its return to Landlord shall be binding upon Tenant but shall not be binding on Landlord notwithstanding any time interval, until Landlord has in fact signed and delivered this Lease to Tenant.

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42.11. Furnishing of Financial Statements; Tenant’s Representations. In order to induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish Landlord, from time to time, upon Landlord’s request, with financial statements reflecting Tenant’s current financial condition. Tenant represents and warrants that all financial statements, records, and information furnished by Tenant to Landlord in connection with this Lease are true, correct, and complete in all material respects, no more often than annually.

42.12. Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.

42.13. Prior Agreements; Amendments. This Lease contains all of the agreements of the parties with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties or their respective successors in interest.

42.14. Recording. Tenant shall not record this Lease or any “short form” memorandum of this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a “short form” memorandum of this Lease for recording purposes.

42.15. Severability. A final determination by a court of competent jurisdiction that any provision of this Lease is invalid shall not affect the validity of any other provision, and any provision so determined to be invalid shall, to the extent possible, be construed to accomplish its intended effect.

42.16. Successors and Assigns. This Lease shall apply to and bind the heirs, personal representatives, and permitted successors and assigns of the parties.

42.17Time of the Essence. Time is of the essence of this Lease.

42.18. Acceptance of Surrender; Consent. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the Term. Only a written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish a termination of the Lease. Landlord’s consent to or approval of, any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waiver or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

42.19. Limitation of Liability. Any liability of Landlord under this Lease shall be limited solely to its interest in the Project, and in no event shall any personal liability be asserted against Landlord, its members, or their respective members, partners, shareholders, officers, directors, agents or employees, in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord, its members, or their respective members, partners, shareholders, officers, directors, agents or employees. In no event shall Landlord be liable for consequential or special damages as a result of a breach or default under this Lease.

42.20. Noise. Tenant is aware that the primary use of the Building’s space is dedicated to office type use and agrees to implement policies and procedures that would be consistent with the Quiet Enjoyment provision (Section 31) of the Lease.

Tenant shall not permit the use of any apparatus for sound production or transmission in such manner that the sound so transmitted or produced shall be audible or vibrations shall be detectable beyond the Premises.

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Tenant shall not do, or permit anything to be done, in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or Project, or injure or annoy them, or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Landlord will not allow any activity in the Building that will unreasonably interfere with Building’s Tenant’s use and enjoyment of the Premises, and will actively pursue all remedies against any tenant of the Building violating the Quiet Enjoyment provision.

In addition, Tenant understands and agrees that the Building is a multi-tenant occupied building and as such, excessive noise shall not emanate from Tenant’s Premises that in Landlord’s judgement disturbs other tenants in the Building.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:		TENANT:

311 W. SUPERIOR, LLC, an Illinois limited liability company		Cardio Diagnostics Holdings, Inc. a Delaware Corporation

By:	Spectrum Real Estate Properties, Inc.

By:	/s/	By:	/s/ Meeshanthini V. Dogan

Name:		Name:	Meesha Dogan

Its:	Management Agent	Its:	CEO

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EXHIBIT A

ADDITIONAL PROVISIONS

1. Landlord’s Work. Landlord shall, at Landlord’s sole cost and expense and using building standard materials when and where possible, perform general construction improvements to the Premises prior to the Lease Commencement Date as shown on space plan Exhibit D, attached hereto (“Landlord’s Work”). In the event of a dispute regarding items as listed below, Landlord’s building standard methods and materials shall prevail. In the event that Tenant’s provided direction and decisions as it relates to Landlord Work, as described below, and /or Tenant work interferes with Landlord’s ability to perform work, Landlord shall not be responsible for any delays. Landlord shall use best efforts to complete work as listed below but cannot be held responsible for supply chain issues and or delays due to the current business environment. Landlord’s Work shall include the following general construction improvements to the Premises:

i.	Empty Premises
ii.	Empty storage and clean shelves to remain in Premise
iii.	Remove two wooden partitions.
iv.	Create two new fully enclosed areas as per Exhibit D.
v.	Adjust existing electrical and IT to newly created floor plan as per Exhibit D.
vi.	Paint all drywall surfaces throughout the space with one (1) coat of building standard paint.
vii.	Deep clean premises

Tenant Work: Tenant shall be responsible for its furniture, workstations, and any required phone and data cabling and electrical connections.

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EXHIBIT B
LEGAL DESCRIPTION

Lots 6 to 12 and the West 20 feet of Lot 5 in Block 16 in Butler, Wright, and Webster’s Addition to Chicago in the Northeast ¼ of Section 9, Township 39 North, Range 14, East of the Third Principal Meridian, according to the Plat thereof recorded January 25, 1855, as Document 56461, in Cook County, Illinois.

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EXHIBIT C

INTENTIONALLY OMITTED

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EXHIBIT D

FLOOR PLAN OF PREMISES

Spectrum Real Estate

311 W. Superior Suite 444

4,973 R.S.F.

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EXHIBIT E

BASE RENT AND OTHER PROVISIONS

Period	Base Rent Per Rentable Square Foot	Monthly Installments of Base Rent
*8/1/2023 - 7/3I /2024	$31.00	$12,846.92
8/1/2024 - 7/31/2025	$31.62	$13,103.85
8/1/2025 - 7/31/2026	$32.25	$13,364.93
8/1/2026 - I 1/30/2026	$32.90	$13,634.31

* August, September, October & November 2023 Monthly Rent shall be Abated

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EXHIBIT F
INTENTIONALLY OMITTED

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EXHIBIT G
COMMENCEMENT LETTER

TO:	311 W. Superior, LLC c/o Spectrum Real Estate Properties, Inc. 414 N. Orleans, Suite 610 Chicago, IL 60654 Attention: Jerry Lasky

RE:	311 W. Superior, Chicago, Illinois (the “Building”)

The undersigned (the “Tenant”), as tenant under that certain lease (the “Lease”) dated _________

_______, 2023, made with 311 W. Superior, LLC, an Illinois limited liability company (together with its successors and/or assigns, the “Landlord”), covering approximately 4,973 square feet of space at the Landlord’s property generally described as 311 W. Superior, Suite 444 in Cook County, lllinois (the “Premises”), hereby certifies as follows:

1.	The Tenant has entered into occupancy of the Premises described in the Lease. The Lease is in full force and effect and has not been assigned, modified, supplemented, or amended in any way.

2.	The commencement date of the term of the Lease is August I, 2023. The expiration date of the term of the Lease is November 30, 2026.

3.	There are no defaults either by the Tenant or the Landlord thereunder. On this date there are no existing defenses, offsets, claims or credits which the Tenant has against the enforcement of the Lease by the Landlord.

4.	All work contemplated to be completed by Landlord in the Lease Agreement has been completed.

EXECUTED as of this ________________day of _________, 2023.

TENANT:

Cardio Diagnostics Holdings, Inc.

a Delaware Corporation

By: _____________________

Name: ____________________

Title ______________________

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